Exhibit 99.28(h)(xxx)

AMENDED AND RESTATED SCHEDULE A

THIS SCHEDULE A, amended and restated as of October 18, 2023, is Schedule A to the Administrative Oversight, Supervision and Coordination Services Agreement, dated September 1, 2010 (the “Agreement”) and amended and restated July 22, 2015, October 24, 2018, and August 3, 2020, by and between Old Westbury Funds, Inc. (the “Corporation”) and Bessemer Trust Company, N.A. (“BTNA”).

For services rendered pursuant to the Agreement, the Corporation will pay BTNA, a fee, calculated daily and payable monthly, based on the annual rate of daily net assets of each series of the Corporation (each, a “Portfolio”) equal to the amount listed under the caption “Fee” in the table below for the Portfolio.

Portfolio	Fee
Old Westbury All Cap Core Fund	0.03%
Old Westbury Large Cap Strategies Fund	0.03%
Old Westbury Small & Mid Cap Strategies Fund	0.03%
Old Westbury Credit Income Fund	0.03%
Old Westbury Fixed Income Fund	0.03%
Old Westbury Short-Term Bond Fund	0.03%
Old Westbury Municipal Bond Fund	0.03%
Old Westbury California Municipal Bond Fund	0.03%
Old Westbury New York Municipal Bond Fund	0.03%

OLD WESTBURY FUNDS, INC.

By:	/s/ David W. Rossmiller
Name:	David W. Rossmiller
Title:	President & CEO

BESSEMER TRUST COMPANY, N.A.

By:	/s/ Allison Heilborn
Name:	Allison Heilborn
Title:	Managing Director